news	UNIT CORPORATION
7130 South Lewis Avenue, Suite 1000, Tulsa, Oklahoma 74136
Telephone 918 493-7700, Fax 918 493-7714

Contact:	David T. Merrill
Chief Financial Officer and Treasurer
(918) 493-7700 www.unitcorp.com

For Immediate Release…
November 1, 2007

UNIT CORPORATION REPORTS 2007 THIRD QUARTER RESULTS

Tulsa, Oklahoma . . . Unit Corporation (NYSE - UNT) today announced net income of $64.1 million, or $1.37 per diluted share, for the three months ended September 30, 2007, compared to net income of $65.6 million, or $1.41 per diluted share for the three months ended June 30, 2007 and net income of $81.3 million, or $1.75 per diluted share, for the three months ended September 30, 2006.  Total revenues for the third quarter were $286.3 million (55% contract drilling, 33% oil and natural gas, and 11% gathering and processing), compared to total revenues for the third quarter of 2006 of $299.9 million (61% contract drilling, 30% oil and natural gas, and 9% gathering and processing).

For the first nine months of 2007, Unit had net income of $194.1 million, or $4.16 per diluted share, compared to year-ago 2006 net income of $231.0 million, or $4.98 per diluted share.  Through September, Unit’s total revenue was $850.2 million (55% contract drilling, 33% oil and natural gas, and 12% gathering and processing), compared to $863.1 million (60% contract drilling, 31% oil and natural gas, and 8% gathering and processing) for the same period in 2006.

“Taking into account all that we’ve experienced during this year – weather-related delays, a refinery fire, lower natural gas prices – I’m encouraged by several significant achievements,” said Larry Pinkston, President and Chief Executive Officer.  “Quarterly and year-to-date total oil and natural gas revenues were up primarily due to increased production volumes.  Year-to-date rig utilization was 81% and average dayrates for the 2007 third quarter are down only 7% from the fourth quarter 2006 historical high.  And, our mid-stream segment continues to enhance liquid recoveries through several recent upgrades to its processing facilities.”

CONTRACT DRILLING RESULTS
•	Currently, 109 of 129 rigs are contracted, 84% of drilling rig fleet
•	77% of drilling rigs currently under contract are with public companies and major private independents

Contract drilling rig rates for the 2007 third quarter averaged $18,470 per day, a 1% decrease from the second quarter of 2007 and a decrease of 6% from the third quarter of 2006.  Average operating margins for the third quarter 2007 were $9,465 per day (before elimination of intercompany drilling rig profit of $5.8 million) compared to $9,544 per day (before elimination of intercompany drilling rig profit of $5.4 million) for the second quarter 2007 and $10,994 per day (before elimination of intercompany drilling rig profit of $8.0 million) for the third quarter of 2006.

For the first nine months of 2007, drilling rig utilization was 81% as compared to 97% during the first nine months of 2006.  Average operating margins for the first nine months of 2007 were $9,717 (before elimination of intercompany drilling rig profit of $15.7 million) as compared to $9,950 per day (before elimination of intercompany drilling rig profit of $16.6 million) for the same period in 2006.

The following table illustrates Unit’s drilling rig count at the end of each period and its average utilization rate during the period:

	3rd Qtr 07	2nd Qtr 07	1st Qtr 07	4th Qtr 06	3rd Qtr 06	2nd Qtr 06	1st Qtr 06	4th Qtr 05	3rd Qtr 05
Rigs	128	128	118	117	116	115	111	112	111
Utilization	78%	81%	83%	92%	96%	97%	98%	96%	98%

“In October, we added our 129th drilling rig to our fleet.  The drilling rig is a 1,500 horsepower, SCR drilling rig which was customized to a customer’s specifications and is deployed in the Rockies,” Pinkston said.

EXPLORATION AND PRODUCTION RESULTS
•	Completed 51 gross wells during the quarter with an 88% success rate, for a total of 172 gross wells drilled to date out of 270 planned for 2007
•	Increased daily production over second quarter 2007 and over the third quarter of 2006

Third quarter production for Unit’s oil and natural gas operations was 470,000 barrels of oil and 11.2 billion cubic feet (Bcf) of natural gas, or 14.0 billion cubic feet equivalent (Bcfe), representing sequential growth of 6% over the previous quarter and an increase of 4% over the third quarter of 2006.  Total production for the first nine months of 2007 was 40.1 Bcfe, compared to 38.7 Bcfe produced in the first nine months of 2006.

Unit’s average natural gas price for the third quarter of 2007 was $5.77 per thousand cubic feet (Mcf), compared to $6.02 per Mcf for the third quarter of 2006.  Unit’s average oil price for the third quarter of 2007 was $62.01 per barrel compared to $59.55 per barrel for the third quarter of 2006.  For the first nine months of 2007, the natural gas price received by Unit averaged $6.30 per Mcf, compared to $6.28 per Mcf during the first nine months of 2006.  Unit’s average oil price for the first nine months of 2007 was $54.90 per barrel compared to $57.18 per barrel during the first nine months of 2006.

The following table illustrates Unit’s production and certain results for the periods indicated:

	3rd Qtr 07	2nd Qtr 07	1st Qtr 07	4th Qtr 06	3rd Qtr 06	2nd Qtr 06	1st Qtr 06	4th Qtr 05	3rd Qtr 05
Production, Bcfe	14.0	13.2	12.8	14.2	13.5	12.6	12.7	11.8	10.0
Realized Price, Mcfe	$6.69	$7.19	$6.63	$6.26	$6.68	$6.41	$7.36	$9.71	$8.28
Wells Drilled	51	67	54	66	75	62	41	57	52
Success Rate	88%	82%	87%	89%	88%	85%	88%	100%	90%

During the third quarter of 2007, Unit began drilling operations on 62 wells of which 33 were still in progress at the end of the quarter.  For 2007, Unit’s production expectation is 55.0 Bcfe to 55.5 Bcfe an increase of 4% to 5% from 2006 production.

MID-STREAM RESULTS
•	14% gross margin for the quarter
•	Operating profits (not including depreciation) of $4.5 million in the third quarter, a 3% increase over the second quarter of 2007 and a 32% increase over the third quarter of 2006

Third quarter of 2007 processing volumes of 55,721 MMBtu per day and liquids sold volumes of 137,098 gallons per day increased 59% and 91%, respectively, from the third quarter of 2006.  Third quarter 2007 gathering volumes were 221,508 MMBtu per day, a 20% decrease from the third quarter of 2006.  Operating profit (as defined in the Selected Financial and Operational Highlights) for the third quarter was $4.5 million or 32% higher than 2006’s third quarter, driven primarily by the increase in liquids sold.  Liquid recoveries at several of Unit’s processing facilities have improved as the result of upgrades to the facilities.

For the first nine months of 2007, processing volumes of 47,432 MMBtu per day and liquids sold volumes of 115,781 gallons per day increased 74% and 100%, respectively, from the first nine months of 2006.  Gathering volumes for the first nine months of 2007 were 221,943 MMBtu per day, a 10% decrease from the first nine months of 2006.  Revenues for the first nine months of 2007 increased 36% to $99.3 million compared to the first nine months of 2006.

The following table illustrates certain results from Unit’s mid-stream operations at the end of each period:

	3rd Qtr 07	2nd Qtr 07	1st Qtr 07	4th Qtr 06	3rd Qtr 06	2nd Qtr 06	1st Qtr 06	4th Qtr 05	3rd Qtr 05
Gas gathered MMBtu/day	221,508	218,290	226,081	253,776	276,888	243,399	215,341	180,098	159,821
Gas processed MMBtu/day	55,721	42,645	43,327	44,781	35,124	31,000	30,668	24,391	36,061
Liquids sold Gallons/day	137,098	113,829	95,964	93,792	71,790	50,169	51,337	53,269	54,609

Unit’s mid-stream segment operates four natural gas treatment plants, owns seven processing plants, 36 active gathering systems and 651 miles of pipeline.

STRONG BALANCE SHEET AND RESOURCES TO FUND CAPITAL PLAN
•	Ended the quarter with $48.2 million of working capital and another $246.4 million of borrowing capacity under Unit’s credit agreement
•	Reduced debt at June 30, 2007 to September 30, 2007 by $56.2 million, bringing debt to capitalization to 10%, as of September 30, 2007

MANAGEMENT COMMENT
Larry Pinkston said:  “We are pleased with the outcome of our 2007 third quarter results despite the industry impact of high levels of natural gas storage and the softening of the drilling rig market.  Our oil and natural gas segment is on track to meet its annual stated goal of replacing at least 150% of production with new reserves, and our contract drilling segment is performing well in this difficult market.  Our mid-stream segment is doing an excellent job of enhancing liquids recoveries at its processing facilities.”

WEBCAST
Unit will webcast its third quarter earnings conference call live over the Internet on November 1, 2007 at 10:00 Central Time (11:00 Eastern). To listen to the live call, please go to www.unitcorp.com at least fifteen minutes prior to the start of the call to download and install any necessary audio software. For those who are not available to listen to the live webcast, a replay will be available shortly after the call and will remain on the site for twelve months.

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Unit Corporation is a Tulsa-based, publicly held energy company engaged through its subsidiaries in oil and gas exploration, production, contract drilling and gas gathering and processing. Unit’s Common Stock is listed on the New York Stock Exchange   under the symbol UNT. For more information about Unit Corporation, visit its website at http://www.unitcorp.com.

This news release contains forward-looking statements within the meaning of the private Securities Litigation Reform Act.  All statements, other than statements of historical facts, included in this release that address activities, events or developments that the Company expects or anticipates will or may occur in the future are forward-looking statements.  A number of risks and uncertainties could cause actual results to differ materially from these statements, including the productive capabilities of the Company’s wells, future demand for oil and natural gas, future drilling rig utilization and dayrates, the timing of the completion of drilling rigs under construction, projected additions and date of service to the Company’s drilling rig fleet, projected growth of the Company’s oil and natural gas production, our ability to meet our consecutive quarterly positive net income goals, oil and gas reserve information, as well as our ability to meet our future reserve replacement goals, anticipated gas gathering and processing rates and throughput volumes, the prospective capabilities of the reserves associated with the Company’s inventory of future drilling sites, anticipated oil and natural gas prices, the number of wells to be drilled by the Company’s exploration segment, development, operational, implementation and opportunity risks, and other factors described from time to time in the Company’s publicly available SEC reports.  The Company assumes no obligation to update publicly such forward-looking statements, whether as a result of new information, future events or otherwise.

Unit Corporation
Selected Financial and Operations Highlights
(In thousands except per share and operations data)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2007	2006	2007	2006
Statement of Income:
Revenues:
Contract drilling	$157,769	$182,461	$472,403	$519,799
Oil and natural gas	95,231	91,238	277,680	267,518
Gas gathering and processing	32,784	25,638	99,321	72,840
Other	551	557	842	2,894
Total revenues	286,335	299,894	850,246	863,051

Expenses:
Contract drilling:
Operating costs	77,951	78,595	228,967	238,021
Depreciation	14,793	13,403	41,192	38,089
Oil and natural gas:
Operating costs	23,101	21,560	69,701	58,854
Depreciation, depletion
and amortization	32,297	27,557	92,367	76,780
Gas gathering and processing:
Operating costs	28,275	22,216	87,171	63,734
Depreciation
and amortization	2,858	1,637	7,752	4,019
General and administrative	5,355	4,630	15,784	12,998
Interest	1,797	1,228	5,167	3,235
Total expenses	186,427	170,826	548,101	495,730
Income Before Income Taxes	99,908	129,068	302,145	367,321

Income Tax Expense:
Current	11,152	26,442	53,498	89,741
Deferred	24,695	21,361	54,538	46,585
Total income taxes	35,847	47,803	108,036	136,326
Net Income	$64,061	$81,265	$194,109	$230,995

Net Income per Common Share:
Basic	$1.38	$1.76	$4.19	$5.00
Diluted	$1.37	$1.75	$4.16	$4.98
Weighted Average Common
Shares Outstanding:
Basic	46,382	46,241	46,361	46,223
Diluted	46,631	46,444	46,620	46,429

	September 30,	December 31,
	2007	2006
Balance Sheet Data:
Current assets	$199,584	$232,940
Total assets	$2,113,461	$1,874,096
Current liabilities	$151,425	$160,942
Long-term debt	$153,600	$174,300
Other long-term liabilities	$52,135	$55,741
Deferred income taxes	$397,690	$325,077
Shareholders’ equity	$1,358,611	$1,158,036

	Nine Months Ended September 30,
	2007	2006
Statement of Cash Flows Data:
Cash Flow From Operations before
Changes in Working Capital (1)	$394,407	$402,845
Net Change in Working Capital	(5,028)	(53,246)
Net Cash Provided by Operating Activities	$389,379	$349,599

Net Cash Used in Investing Activities	$(379,546)	$(347,508)
Net Cash Used in Financing Activities	$(9,569)	$(2,432)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2007	2006	2007	2006
Contract Drilling Operations Data:
Rigs Utilized	100.3	110.6	98.4	109.8
Operating Margins (2)	51%	57%	52%	54%
Operating Profit Before
Depreciation (2) ($MM)	$79.8	$103.9	$243.4	$281.8

Oil and Natural Gas Operations Data:
Production:
Oil – MBbls	470	376	1,260	1,062
Natural Gas - MMcf	11,206	11,200	32,507	32,350
Average Prices:
Oil – MBbls	$62.01	$59.55	$54.90	$57.18
Natural Gas - MMcf	$5.77	$6.02	$6.30	$6.28
Operating Profit Before
DD&A (2) ($MM)	$72.1	$69.7	$208.0	$208.7

Gas Gathering and Processing
Operations Data:
Gas Gathering - MMBtu/day	221,508	276,888	221,943	245,435
Gas Processing - MMBtu/day	55,721	35,124	47,432	27,226
Liquids Sold – Gallons/day	137,098	71,790	115,781	57,840
Operating Profit Before
Depreciation (2) ($MM)	$4.5	$3.4	$12.2	$9.1
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(1) Unit Corporation considers Unit’s cash flow from operations before changes in working capital an important measure in meeting the performance goals of the company.
(2) Operating profit before depreciation is calculated by taking operating revenues by segment less operating expenses by segment excluding depreciation, depletion, amortization and impairment, general and administrative and interest expense. Operating margins are calculated by dividing operating profit by segment revenue.